Exhibit 10.35
Vanda Pharmaceuticals Inc.
Employment Agreement
     This Employment Agreement (this “Agreement”) was entered into as of May 22, 2009, by and between Stephanie R. Irish (the “Employee”) and Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”).
     1. Duties and Scope of Employment.
          (a) Position. For the term of her employment under this Agreement (“Employment”), the Company agrees to employ the Employee in the position of Acting Chief Financial Officer. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to her by, the Company’s Chief Executive Officer and the board of directors of the Company (the “Board”), consistent with her position as Acting Chief Financial Officer. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to her consistent with her position as Acting Chief Financial Officer.
          (b) Obligations to the Company. During the term of her Employment, the Employee shall devote her full business efforts and time to the Company. During the term of her Employment, without the prior written approval of the Board, the Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. The Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during the term of her Employment.
          (c) No Conflicting Obligations. The Employee represents and warrants to the Company that she is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with her obligations under this Agreement. The Employee represents and warrants that she will not use or disclose, in connection with her Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that her Employment as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Employee represents and warrants to the Company that she has returned all property and confidential information belonging to any prior employers.
     2. Cash and Incentive Compensation.
          (a) Salary. The Company shall pay the Employee as compensation for her services a base salary at a gross annual rate of not less than $200,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”)
          (b) Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus with a target amount equal to 25% of her Base Compensation (the “Annual Target Bonus”). Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board. The determinations of the Board with respect to such bonus shall be final and binding. Any incentive bonus for a fiscal year shall in no event be paid later than 2 1/2 months after the close of such fiscal year.
          (c) Stock Options. On the date of this Agreement, the Company shall grant the Employee a nonstatutory stock option to purchase 95,000 shares of the Company’s Common Stock (the “Option”). The per-share exercise price of the Option shall be equal to the fair market value of one share of the Company’s Common Stock on the date of grant. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s service with the Company. The grant of the Option shall be subject to the terms and conditions set forth in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan and in the Company’s standard form of Stock Option Agreement. The Option shall become exercisable in equal monthly installments over the four years of continuous service commencing on the date of this Agreement. The exercisable portion of the Option shall be determined by adding 24 months to the Employee’s actual period of service if (i) the Company is subject to a Change in Control before the Employee’s service with the Company terminates and (ii) the Employee is subject to an Involuntary Termination within 24 months after such Change in Control.1 In addition, Section 6(d) shall apply to the Option.
     3. Vacation and Employee Benefits. During the term of her Employment, the Employee shall be eligible for 20 paid vacation days each year in accordance with the Company’s standard policy for similarly situated employees, as it may be amended from time to time. During the term of her Employment, the Employee shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
     4. Business Expenses. During the term of her Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any reimbursement shall (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.

[1]	Certain capitalized terms are defined in Section 9.

     5. Term of Employment.
          (a) Basic Rule. The Company agrees to continue the Employee’s Employment, and the Employee agrees to remain in Employment with the Company, from the date of this Agreement until the date when the Employee’s Employment terminates pursuant to Subsection (b) or (c) below. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company may terminate the Employee’s Employment at any time, with or without Cause. Any contrary representations which may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company (other than the Employee).
          (b) Termination. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate her Employment by giving the Company 14 days’ advance notice in writing. The Employee’s Employment shall terminate automatically in the event of her death.
          (c) Permanent Disability. The Company may terminate the Employee’s Employment due to Permanent Disability by giving the Employee 30 days’ advance notice in writing. In the event that the Employee satisfactorily resumes the performance of substantially all of her duties hereunder before the termination of her Employment under this Subsection (c) becomes effective, the notice of termination shall automatically be deemed to have been revoked.
          (d) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee’s Employment pursuant to this Section 5, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.
          (e) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Employee’s obligations under Section 7.
     6. Termination Benefits.
          (a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b), (c) and (d) below shall not apply unless the Employee has executed a general release of all claims that she may then have against the Company or persons affiliated with the Company. The release shall be in a form prescribed by the Company, without alterations. The Employee shall execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline shall in no event be later than 60 days after the Employee’s Separation. If the Employee fails to return the release on or before the Release Deadline, or if the Employee revokes the release, then the Employee shall not be entitled to the benefits described in this Section 6.

          (b) Severance Pay. If, during the term of this Agreement, a Separation occurs because the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, or because the Employee terminates her Employment within six months after a condition constituting Good Reason arises, then the Company shall pay the Employee both of the following:
          (i) Base Compensation. Her Base Compensation for a period of 12 months following the Separation (the “Continuation Period”). Such Base Compensation shall be paid at the rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments shall commence within 30 days after the Release Deadline and, once they commence, shall be retroactive to the date of the Employee’s Separation.
          (ii) Target Bonus. An amount equal to her Annual Target Bonus at the rate in effect at the time of the Separation. Such amount shall be payable in a lump sum within 30 days after the Release Deadline.
          (c) Health Insurance. If Subsection (b) above applies, and if the Employee elects to continue her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation, then the Company shall pay the Employee’s monthly premium under COBRA until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Employee’s continuation coverage under COBRA and (iii) the date when the Employee is offered substantially equivalent health insurance coverage in connection with new employment or self-employment.
          (d) Options. If, during the term of this Agreement, a Separation occurs because the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, then (i) the vested portion of the shares of the Company’s Common Stock subject to all options held by the Employee at the time of her Separation shall be determined by adding three months to the actual period of service that she has completed with the Company and (ii) such options shall be exercisable for six months after the Employee’s Separation.
     7. Non-Solicitation, Non-Disclosure and Non-Competition. The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which agreement is incorporated herein by reference.
     8. Successors.
          (a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

          (b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     9. Definitions. For all purposes under this Agreement:
          “Cause” shall mean:
          (a) An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
          (b) A material breach by the Employee of any agreement between the Employee and the Company;
          (c) A material failure by the Employee to comply with the Company’s written policies or rules;
          (d) The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
          (e) The Employee’s gross negligence or willful misconduct;
          (f) A continuing failure by the Employee to perform assigned duties after receiving written notification of such failure from the Board; or
          (g) A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.
          “Change in Control” shall mean:
          (a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;
          (b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;
          (c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:
          (i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the

     “Original Directors”); or
          (ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or
          (d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of such Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company.
          A transaction shall not constitute a Change in Control if its sole purpose is to change the State of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
          “Good Reason” shall mean (i) a change in the Employee’s position with the Company that materially reduces her level of authority or responsibility, (ii) a material reduction in her base salary or (iii) receipt of notice that her principal workplace will be relocated by more than 30 miles. A condition shall not be considered “Good Reason” unless the Employee gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Employee’s written notice.
          “Involuntary Termination” shall mean a Separation resulting from either (i) the Employee’s involuntary discharge by the Company for reasons other than Cause or (ii) the Employee’s voluntary resignation for Good Reason.
          “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform her duties under this Agreement for a period of not less than 90 consecutive days as the result of her incapacity due to physical or mental injury, disability or illness.
          “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     10. Miscellaneous Provisions.

          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to her at the home address that she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof. The letter agreement dated December 17, 2008, between the Employee and the Company is hereby superseded.
          (d) Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 6(b)(i) is hereby designated as a separate payment. If the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of her Separation, then:
     (i) Any salary continuation payments under Section 6(b)(i), to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after the Employee’s Separation and the installments that otherwise would have been paid during the first six months following the Employee’s Separation shall be paid in a lump sum when such salary continuation payments commence; and
     (ii) Any lump sum payment under Section 6(b)(ii), to the extent not exempt from Section 409A of the Code, shall be made during the seventh month after the Employee’s Separation.
The Company shall not have a duty to design its compensation policies in a manner that minimizes the Employee’s tax liabilities, and the Employee shall not make any claim against the Company or the Board related to tax liabilities arising from the Employee’s compensation.

          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland (except their provisions governing the choice of law).
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee’s Employment or the termination thereof, shall be settled in the State of Maryland, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Employee shall share equally all fees and expenses of the arbitrator. The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of Maryland for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
          (h) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
          (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first written above.

/s/ Stephanie R. Irish
Stephanie R. Irish

Vanda Pharmaceuticals Inc.
By	/s/ Mihael H. Polymeropoulos
Title: President and Chief Executive Officer